Exhibit 11.1

Securities Trading Policy

Purpose

This Securities trading policy (Policy) sets out the policy of the Company regarding the trading in Company securities. In this Policy:

•	Securities include shares as well as options, warrants, debentures and any other security on issue from time to time.

Scope

This policy applies to all Executive and Non-executive directors, officers and employees of the Company (including those defined as Key Management Personnel according to AASB 124 Related Party Disclosures) and their associates (collectively, Restricted Persons) of the Company, and its subsidiaries (collectively, Group)

Policy

The Company has adopted this Policy to regulate dealings by Restricted Persons in Securities.

All Restricted Persons must comply at all times with the provisions of the Corporation Act and Australian Securities Exchange (ASX) Listing Rules concerning Share dealings including:

•	Insider trading provisions;

•	Market manipulation provisions; and

•	Notification requirements.

It is each Restricted Person’s own responsibility to ensure that they are fully aware of their legal obligations with respect of security dealings.

All trading in Securities by Restricted Persons must be in accordance with this Policy. Despite anything else in this Policy, Restricted Persons should not deal in the Company’s Securities when they possess Price Sensitive Information relating to the Company that is not generally available to the market.

Insider Trading

Restricted Persons who possess material price sensitive information (collectively, inside information) relating to the Company, are prohibited in all circumstances from:

•	Trading in Securities in the Company;

•	Procuring others to trade in Securities in the Company; and

•

Directly or indirectly communicating the inside information to another person who the Restricted Person believes is likely to trade in the Securities in the Company in any way or procure a third person to trade in the Securities in the Company.

Insider trading is strictly prohibited by law, and it is incumbent upon all Restricted Persons to uphold that prohibition. Insider trading, or the perception of insider trading, by any Restricted Person will not be tolerated.

Insider trading is a crime and can result in imprisonment, fines, orders to pay compensation and other penalties against the Company and Restricted Persons.

Price Sensitive Inside Information

Non-public price sensitive information or inside information is information which is not generally available to the public and which a reasonable person would expect to have a material effect on the price or value of Securities. The person who holds the information knows, or ought reasonably to know, that the information is not generally available and, if it were, it might have a material effect on the price or value of the Company’s Securities.

Examples of inside information include, but are not limited to:

•	A material variance in the financial performance of the Company; or

•	The signing or termination of a joint venture; or

•	A proposed or actual takeover; or

•	An unexpected liability or legal claim against the Company; or

•	Proposed share issue; or

•	Changes in management.

Information is considered generally available if:

•	It can be easily observed; or

•

It has been released to the ASX, published in an Annual Report or prospectus or is generally available to the investing public and a reasonable time has elapsed since the information was communicated; or

•	It may be deduced, inferred or concluded from the above.

Information would be likely to have a material effect on the price or value of Company Securities if the information might influence persons who commonly acquire Securities in deciding whether or not to acquire or dispose of Company Securities.

Black Out Periods/Closed Periods

Given the heightened risk of actual or perceived insider trading, the Board has determined that Restricted Persons are prohibited from dealing in Company Securities during the following periods (Closed Periods):

a)	the four (4) week period prior to the release of the Company’s half yearly accounts to the ASX until the opening of the trading window on the second business day following the release;

b)	the four (4) week period prior to the release of the Company’s annual accounts to the ASX until the opening of the trading window on the second business day following the release; and

c)	Any other period determined by the Board from time to time to be a black out period.

The Company Secretary will notify Restricted Persons of the precise opening and closing date of any other Closed Period determined by the Board.

Excluded Trading

Trading that is not covered by the restrictions in this Policy, includes:

•

Transfer of Securities in a superannuation fund or other saving scheme in which the Restricted Person is a beneficiary, but the Restricted Person has no control or influence over the investment decisions made by the superannuation fund or saving scheme;

•

An investment in, or trading units of, a fund or other scheme (other than a scheme only investing in Company Securities) where the assets of the fund or other scheme are invested at the discretion of a third party;

•

Where a Restricted Person is a trustee, trading in Securities by that trust provided the Restricted Person is not a beneficiary of the trust and any decision to trade during a Closed Period is taken by the other trustees or by the investment managers independently of the Restricted Person;

•	Undertakings to accept, or the acceptance of, a takeover offer;

•

Trading under an offer or invitation made to all or most of the security holders, such as, a rights issue, a security purchase plan, a dividend or distribution investment plan (DRP) and an equal access buy-back, where the plan that determines the timing and structure of the offer has been approved by the Board. In the case of a DRP, the Restricted Person must only elect to participate in the DRP when they are not in possession of non-public price sensitive information and may not change that election until they are again not in possession of non-public price sensitive information.;

•	A disposal of Securities of the entity that is the result of a secured lender exercising their rights, for example, under a margin lending arrangement;

•

The exercise (but not the sale of Securities following exercise) of an option or a right under an employee incentive scheme, or the conversion of a convertible security, where the final date for the exercise of the option or right, or the conversion of the security, falls during a Closed Period and where the Restricted Person could not reasonable have been able to exercise at a time when free to do so.; and

•	Trading under a non-discretionary trading plan for which prior written clearance has been provided in accordance with procedures set out in this Policy and where:

•	The Restricted Person did not enter into the plan or amend the plan during a Closed Period; and

•	The trading plan does not permit the Restricted Person to exercise any influence or discretion over how, when, or whether to trade.

•

The Company’s trading policy does not allow the Restricted Person to cancel the trading plan or cancel or otherwise vary the terms of his or her participation in the trading plan during a prohibited period other than in exceptional circumstances.

Trading inside a Black Out Period—Exceptional Circumstances

A Restricted Person, who is not in possession of inside information affecting Securities, may be given prior written approval to sell or otherwise dispose of Securities during a Closed Period where there are exceptional circumstances. Exceptional circumstances may include:

•

severe financial hardship which means a Restricted Person has a pressing financial commitment that cannot be satisfied otherwise than by selling the Securities. By example, the tax liability of a Restricted Person would not normally constitute severe financial hardship unless the Restricted Person has no other means of satisfying the liability;

•

if the Restricted Person is required by a court order, or there are court enforceable undertakings to transfer or sell the Securities or there is some other overriding legal or regulatory requirement for the Restricted Person to do so; or

•

a situation determined by the Chairman or, in the case of the Chairman, the non-executive Directors, to be an exceptional circumstance, where the decisionmaker is satisfied that the applicant is not in possession of, or likely to be perceived as being in possession of, Inside Information.

Procedure for obtaining written approval:

When requesting prior written approval to sell or otherwise dispose of Securities during a Closed Period, a Restricted Person must submit an application in writing (which can be by email) to the Chairman, generally through the Company Secretary (in the case of the Chairman an application in writing (which can be by email) to the non-executive Directors) including the reasons for requesting approval and confirming the Restricted Person is not in possession of non-public price sensitive information. Approval, if granted, must be in writing (which can be by email) and must specify a time period for which the approval applies.

Extension of restrictions to family members and others

A number of the restrictions described in this Policy prohibit the communication of non-public price sensitive information to other people or arranging for another person to trade in Securities.

Where a person related to or closely connected with a Restricted Person undertakes trading in Securities which are restricted by this Policy, there is often a presumption that such person has been privy to information which is held by the Restricted Person. If that presumption is correct, both the Restricted Person and the other person may have engaged in insider trading. Even if that presumption is incorrect, such trading may create a perception of insider trading.

Accordingly, to the extent that it is within Restricted Persons’ power to do so, Restricted Persons should ensure that any Securities trading which is prohibited by this Policy is not undertaken by their:

•	spouse or partner;

•	immediate family members such as a parent, child, sibling, in-laws or other relative living in the Restricted Persons home or to whom material support is contributed;

•	a company or trust over which the Restricted Person has influence or control (regardless of who is the beneficiary);

•

a trust of which the Restricted Person is a beneficiary (other than a trust over which the Restricted Person exercises no control, i.e. a third person or entity exercises exclusive discretionary authority); and

•	any other person over whom Restricted Person has investment control or influence.

Notifiable Interests

Executive & Non-Executive directors must provide to the Company Secretary, all information regarding the trading of the Company Securities within 2 (two) days of a trade in the Company’s Securities to ensure compliance with all requirements of the Corporations Act and the Listing Rules.

Anti-hedging Policy

Restricted Persons are not permitted to enter into transactions with Securities (or any derivative thereof) in associated products which limit the economic risk of any unvested entitlements under any equity-based remuneration schemes offered by the Company.

Review of this Policy

This Policy will be reviewed regularly by the Company’s Directors having regard to the changing circumstances of the Company and any changes to this Policy will be notified to affected persons in writing. Material changes in the Policy will be notified to the ASX in accordance with the Listing Rules.

Breaches of this Policy

Strict compliance with this policy is mandatory for all Restricted Persons. Breaches of this policy may damage the Company’s reputation in the investment community and undermine confidence in the market for Company Securities.

Any Restricted Person who becomes aware of a violation of this Policy should immediately report the violation to the Company Secretary.

It should also be noted that, in some circumstances, the Company may be obliged to notify regulatory and/or criminal authorities of a serious breach of this Policy.

Further Information

If you have any questions or need further information on how to comply with this policy, please contact the Company Secretary.

Glossary of Terms
Trading Window	A period not subject to a Black Out Period. A Trading Window commences on the business day following the end of a Black Out Period. It continues until such time as a Black Out Period commences again, subject to any other trading restrictions.

Black Out Period	Is a Closed Period in which Restricted Persons are prohibited from trading in Company Securities, unless under exceptional circumstances.

Closed Period	Is a Black Out Period in which Restricted Persons are prohibited from trading in Company Securities, unless under exceptional circumstances.

Restricted Person	Includes all Executive and Non-Executive directors, officers and employees of the Company, including their associates.

Inside Information	Price sensitive information relating to the Company that is not available to the public, which a reasonable person would expect to have a material effect on the price or value of Company Securities.